Exhibit (a)(139)

PEOPLESOFT ANNOUNCES 2005 ANNUAL MEETING DATE

Nominates Four Directors for Re-Election

PLEASANTON, Calif. — December 10, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) today announced that the Company will hold its Annual Meeting of Stockholders on March 25, 2005 and issued the following statement:

PeopleSoft is focused on delivering the highest possible value to our stockholders. In the time leading to the Annual Meeting, we will continue to execute on our strategic plan and demonstrate why we believe in the future of the Company. We are confident that our stockholders will recognize the value being created by the Company’s plan and will support the Board’s continuing efforts to protect the interests of all PeopleSoft stockholders.

PeopleSoft’s Board has nominated four current directors, with proven track records in their areas of expertise, to serve as Class I Directors until the 2007 Annual Meeting. They are: David A. Duffield, Aneel Bhusri, Steven D. Goldby, and Michael J. Maples. Biographies of the director nominees are below.

David A. Duffield is a founder of PeopleSoft and is the Chief Executive Officer and Chairman of the Board. He has served as Chairman of the Board since PeopleSoft’s incorporation in 1987. He has been the Chief Executive Officer since September 2004 and also previously served as Chief Executive Officer from August 1987 through September 1999 and as President from August 1987 through May 1999. Prior to founding PeopleSoft, he was a founder and Chairman of the Board of Integral, a supplier of human resource and financial applications software, from 1972 through 1987. Mr. Duffield also served as Integral’s Chief Executive Officer. Mr. Duffield was the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology). He holds a B.S. degree in electrical engineering and an M.B.A. degree from Cornell University.

Aneel Bhusri has been a director of PeopleSoft since March 1999 and has served as Vice Chairman of the Board and as a consultant to PeopleSoft since September 2004. He also is currently a General Partner with Greylock Management Corporation, an early stage venture capital firm with offices in San Mateo, California and Waltham, Massachusetts. Aneel served in a variety of management positions at PeopleSoft from 1993 through December 2002, including Senior Vice President, Product Strategy, Marketing and Business Development. Prior to joining PeopleSoft, Mr. Bhusri served as an associate at Norwest Venture Partners and spent several years in Morgan Stanley’s corporate finance organization working with the firm’s high-tech clients. He holds a B.S. degree in electrical engineering and economics from Brown University and an M.B.A. degree from Stanford University.

Steven D. Goldby was appointed as a director of PeopleSoft in February 2000. Mr. Goldby has served as Chairman and Chief Executive Officer of Symyx Technologies, Inc., a leading company applying combinatorial methods to materials science, since July 1998. Prior to joining Symyx, he served for more than ten years as Chairman of the Board and Chief Executive Officer of MDL Information Systems, Inc., a pharmaceutical software company. Before joining MDL, Mr. Goldby held various management positions, including Senior Vice President, at ALZA Corporation, from 1968 to 1973, and was President of Dynapol, a specialty chemical company, from 1973 to 1981. Mr. Goldby holds a B.S. degree in chemistry from the University of North Carolina and a J.D. degree from Georgetown University Law Center.

Michael J. Maples has served as a Director of PeopleSoft since July 2003 and previously served as Director of J.D. Edwards & Company from January 1997 to July 2003. Mr. Maples held various management positions at Microsoft Corporation from April 1988 to July 1995, the most recent of which was Executive Vice President of the Worldwide Products Group. Mr. Maples also served as a member of the Office of the President at Microsoft. Prior to his time at Microsoft, he served as Director of Software Strategy for International Business Machines Corp. Mr. Maples holds a B.S. in electrical engineering from the University of Oklahoma and an M.B.A. from Oklahoma City University.

The Company noted that it will set the record date for the Annual Meeting in due course.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,750 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Forward-Looking Statements

This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will,” “intends,” “anticipates,” expects,” and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this press release include those relating to PeopleSoft’s anticipated future prospects, actions and performance, and the anticipated proxy contest. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree M&A Incorporated for such services and to indemnify Innisfree M&A Incorporated and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com